Sub-Item 77Q2(a):

(i) Based on an evaluation of the Disclosure Controls and Procedures (as defined in Rule 30a-2(c) under the Investment Company Act of 1940, as amended, the "Disclosure Controls") as of a date within 90 days of the filing of this report (the "Filing Date") on Form N-SAR (the "Report"), the Disclosure Controls are effectively designed to ensure that information required to be disclosed by the Fund in the Report is recorded, processed, summarized and reported by the Filing Date, including ensuring that information required to be disclosed in the Report is accumulated and communicated to the Fund's management, including the Fund's principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure.

(ii) There were no significant changes in the Fund's internal controls or in other factors that could significantly affect these controls subsequent to the date of their evaluation, and there were no corrective actions with regard to significant deficiencies and material weaknesses.

(iii) See attached certifications of principal executive officer and principal financial officer.